EXHIBIT 99.(14)(b)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of American Beacon Funds of our report dated August 26, 2021, relating to the financial statements and financial highlights, which appear in American Beacon Shapiro SMID Cap Equity Fund’s (one of the series constituting American Beacon Funds) Annual Report on Form N-CSR for the periods ended June 30, 2022, which appear in such Registration Statement.  We also consent to the references to us under the headings “Questions and Answers”, “Considerations Regarding the Reorganization”, “Additional Information About the Funds”, “Form of Plan of Reorganization and Termination” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
June 30, 2022